Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-177273 and Form S-8 No. 333-187695), pertaining to the 2010 Share Incentive Plan and 2010 Share Incentive Plan, as amended, of 21Vianet Group, Inc. of our report dated April 19, 2013, with respect to the consolidated financial statements of 21Vianet Group, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

April 19, 2013